Exhibit k.4

FIRST AMENDMENT

TO THE

REGISTRATION RIGHTS AGREEMENT

This FIRST AMENDMENT TO THE REGISTRATION RIGHTS AGREEMENT (this “Amendment”), dated March __, 2009, is to the REGISTRATION RIGHTS AGREEMENT, dated as of March 13, 2007 (the “Registration Rights Agreement”), by and among SOLAR CAPITAL LLC, a Maryland limited liability company (together with any successor entity (the “Company”); SOLAR CAYMAN LIMITED, a Cayman Islands corporation (“Solar Cayman”), and SOLAR OFFSHORE LIMITED, a Cayman Islands corporation (“Solar Offshore,” and together with Solar Cayman, the “Feeder Corporations”); and CITIGROUP GLOBAL MARKETS INC. and J.P. MORGAN SECURITIES INC. (the “Initial Purchasers/Placement Agents”) for the benefit of the Initial Purchasers/Placement Agents and the holders from time to time of the Securities (as defined in the Registration Rights Agreement) (including the Initial Purchasers/Placement Agents) (each a “Holder,” and collectively, the “Holders”).

WHEREAS, Section 10 of the Registration Rights Agreement provides that the provisions thereof may not be amended, modified or supplemented, and waivers or consents to departures from the provisions thereof may not be given, without the consent of the Company and the Holders of a majority of the Registrable Securities (as defined in the Registration Rights Agreement) outstanding; and

WHEREAS, Section 10 of the Registration Rights Agreement further provides that no amendment, qualification, supplement, waiver or consent with respect to Section 8 thereof shall be effective against any Holder of Registrable Securities unless consented to in writing by such Holder; and

WHEREAS, Section 1 of the Registration Rights Agreement defines “Registrable Securities” to exclude, among other things, any Securities that are saleable during any 90-day period pursuant to Rule 144 under the Securities Act of 1933, as amended (the “Securities Act”), or any successor rule or regulation thereto that may be adopted by the Securities and Exchange Commission, but only to the extent that the Holder thereof may sell all of the Securities held by such Holder pursuant thereto; and

WHEREAS, Pursuant to Rule 144 under the Securities Act, as presently in effect, each Holder that is not, and has not been for at least 90 days, an “affiliate,” as such term is defined under Rule 144, of the Company or the Feeder Corporations may generally sell his, her or its Securities in reliance upon Rule 144; provided that at least one year has elapsed since such Holder acquired such Securities from the Company or a Feeder Corporation, as the case may be, or an affiliate thereof; and

WHEREAS, Solar Capital Investors, LLC, a Delaware limited liability company, Solar Cayman and Solar Offshore may be deemed to be affiliates of the Company, and therefore holders of Registrable Securities as of the date of this Amendment (collectively, the “Consenting Holders”), by virtue of the respective positions held by the managing member of the Company at each of the Consenting Holders; and

WHEREAS, by signing this Amendment, each of the Consenting Holders shall be deemed to have consented in writing to amend the Registration Rights Agreement in the manner set forth herein;

NOW, THEREFORE, in consideration of the mutual agreements contained herein, and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows:

1.	Registration Rights Agreement.

a. Pursuant to Section 10 thereto, the Registration Rights Agreement is amended hereby by deleting Section 2(b) thereto and replacing it with the following language:

“(b) [Reserved]

b. Pursuant to Section 10 thereto, the Registration Rights Agreement is amended hereby by amending and restating Section 8 thereto as follows:

“If the Shelf Registration Statement is not declared effective by the Commission prior to the two year anniversary date of the Closing Date, the Company shall be subject to the obligations specified in Section 3.9 of the Company’s Operating Agreement, upon the terms and subject to the conditions set forth therein, as they may be amended from time to time.”

2.	Miscellaneous.

a. Acknowledgement of consent. Each of the Consenting Holders acknowledge and agree that the execution of this Amendment thereby shall constitute written consent to amend the Registration Rights Agreement in the manner contemplated hereby in full satisfaction of the requirements set forth in Section 10 thereof.

b. Counterparts. This Amendment may be signed in one or more counterparts, each of which shall constitute an original and all of which together shall constitute one and the same agreement.

c. Headings. The section headings used herein are for convenience only and shall not affect the construction hereof.

d. Applicable Law. This Amendment shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and to be performed in the State of New York.

e. Severability. In the event that any one of more of the provisions contained herein, or the application thereof in any circumstances, is held invalid, illegal or unenforceable in any respect for any reason, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions hereof shall not be in any way impaired or affected thereby, it being intended that all of the rights and privileges of the parties shall be enforceable to the fullest extent permitted by law.

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IN WITNESS WHEREOF, the parties hereto have executed this First Amendment to the Registration Rights Agreement as of the date first written above.

SOLAR CAPITAL LLC.

By:
Name:	Michael S. Gross
Title:	Managing Member

SOLAR CAYMAN LIMITED

By:
Name:	Michael S. Gross
Title:	Director

SOLAR OFFSHORE LIMITED

By:
Name:	Michael S. Gross
Title:	Director

SOLAR CAPITAL INVESTORS, LLC

By:
Name:	Michael S. Gross
Title:	Managing Member